UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2015

DEL TACO RESTAURANT PROPERTIES I

(Exact Name of Registrant as Specified in Its Charter)

California	0-16191	95-3852699
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25521 Commercentre Drive Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 462-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On November 23, 2015, Del Taco Restaurant Properties I (the “Partnership”) held a Special Meeting of Limited Partners (the “Meeting”). At the close of business on October 6, 2015, the record date for the Meeting, there were a total of 8,751 units stock of the Partnership outstanding. At the Meeting, 6,254 units, or 71.5% of the outstanding units, were present in person or by proxy and, therefore, a quorum was present at the Meeting. The results of the matter submitted to a vote at the Meeting were as follows:

Proposal 1: Proposed sale of all the Properties owned by the Partnership pursuant to the terms and conditions set forth in the Purchase and Sale Agreement dated as of July 24, 2015 with Orion Buying Corp.

For	Against	Abstain
5,140	1,045	69

The General Partner expects that the sale of the Properties will be consummated pursuant to the terms of the Sale Agreement as soon as practicable during the fourth quarter. Following the closing of the sale, the limited partners and the General Partner will receive a final operating distribution through the closing date and the General Partner will then proceed to dissolve and wind-up the Partnership’s affairs and distribute its net assets (net of costs and dissolution expenses) to the Limited Partners and General Partner in accordance with applicable law and the Partnership Agreement, which will result in a separate final liquidating distribution to the limited partners and the General Partner. Promptly after that is completed, as required by the Partnership Agreement, the General Partner will file a certificate of cancellation with the California Secretary of State. The General Partner will also terminate the Partnership’s registration under Section 12(g) of the Securities Exchange Act of 1934. As a result of terminating registration under the Exchange Act, the Partnership will no longer file periodic reports with the Securities and Exchange Commission. After the Limited Partners receive their final liquidating distributions, they will no longer have any continuing interest in the Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TACO RESTAURANT PROPERTIES I (a California limited partnership) Registrant

Del Taco LLC General Partner

Date: November 23, 2015	/s/ Jack Tang
Jack Tang
General Counsel